Exhibit 11

EARNINGS PER SHARE

Net income for the year ended December 31, 1998   $9,021,000
                                                  ==========

Weighted average common shares outstanding         9,463,313

Assumed incremental common shares issued
upon exercise of stock options                       148,025
                                                  ----------

Weighted average common shares for diluted
earnings per share                                 9,611,338
                                                  ==========


Earnings per common share - basic                      $ .95
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Earnings per common share - diluted                    $ .94
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